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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

         Bockler                 Stuart
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        (Last)                   (First)               (Middle)

5201 Great America Parkway, Suite 320/2102
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(Street)

Santa Clara                         California              95054
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        (City)                      (State)                  (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year) December 18, 2000
                                                      -----------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
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4.  Issuer Name and Ticker or Trading Symbol
                Shops.com, Inc. (SHPS)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [X] Officer             [X] 10% Owner    [ ] Other
                       (give title below)            (specify below)

     Chief Financial Officer and Secretary
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6.  If Amendment, Date of Original (Month/Day/Year)------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

      X  Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED



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1. Title         2. Amount of         3. Ownership Form:  4. Natureof
   of               Securities Bene-     Direct (D) or       Indirect
   Security         ficially Owned       Indirect (I)        Beneficial
                                                             Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)        (Instr. 5)
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Common Stock       6,192,000                    D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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FORM 3 (continued)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)



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 1. Title of Derivative    2. Date Exer-    3. Title and Amount of
    Security (Instr. 4)       cisable and      Securities Under-
                              Expiration       lying Derivative
                              Date             Security (Instr 4)
                              (Month/Day/
                               Year)
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                           Date    expira-                  Amount or
                           Exer-   tion        Title        Number of
                           Cisable Date                     Shares

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4.Conversion                5. Ownership           6.Nature of Indirect
  or Exercise                  Form Of Derivative    Beneficial Owner-
  Price Of Derivative          Security: Direct (D)   ship (Instr. 5)
  Security                     or Indirect (I)
                               (Instr. 5)
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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



                 By: /s/ Stuart Bockler             December 29, 2000
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                **Signature of Reporting Person     Date